Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Trinity Place Holdings Inc.

New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 18, 2019, relating to the consolidated financial statements and schedule of Trinity Place Holdings Inc. and the effectiveness of Trinity Place Holdings Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
BDO USA, LLP
New York, New York

January 17, 2020